Exhibit 10yy


                              TRANSITION AGREEMENT


         THIS AGREEMENT is made and entered into this 11th day of August, 2004, by and between BellSouth Corporation, a Georgia corporation ("Company"), and Charles R. Morgan ("Executive") (each, a "Party" and, collectively, the "Parties"):

         Reasons for this Agreement. Executive has been employed by Company and its Affiliated Companies since 1998. During his tenure, Executive has served as Company's General Counsel, having overall responsibility for the legal affairs of Company and reporting to Company's Chief Executive Officer.

         Executive acknowledges that Company and Affiliated Companies have disclosed or made available Confidential Information to Executive that could be used by Executive to Company's or Affiliated Companies' detriment. In addition, in connection with his employment, Executive has developed important relationships and contacts with employees valuable to Company and Affiliated Companies.

         Executive further acknowledges that the restrictive covenants in this Agreement are fair and reasonable, that enforcement of the provisions of this Agreement will not cause him undue hardship, and that the provisions of this Agreement are reasonably necessary and commensurate with the need to protect Company and Affiliated Companies and their business interests and property from irreparable harm.

         Executive has agreed to separate from service with Company on the terms and conditions stated in this Agreement.

         Agreement. In consideration of the mutual promises contained in this Agreement including, among other things, substantial additional compensation and benefits to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:

         1. Separation Date. Executive separates and resigns from employment with Company effective August 9, 2004 ("Separation Date").

         2. Compensation. Company shall pay to Executive the gross sum of Seven Hundred Eighty Thousand Three Hundred and 00/100 Dollars ($780,300.00), less withholdings, in two equal installments. The first such installment, in the amount of Three Hundred Ninety Thousand One Hundred Fifty and 00/100 Dollars ($390,150.00), shall be paid within thirty (30) days following execution of this Agreement (but, in no event, sooner than the eighth day following execution of this Agreement). The second such installment, also in the amount of Three Hundred Ninety Thousand One Hundred Fifty and 00/100 Dollars ($390,150.00), less withholdings, shall be paid as soon as administratively practicable after January 1, 2005, but in

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no event later than January 10, 2005. Executive understands and acknowledges that, absent this Agreement, he would not be entitled to such payments under Company's existing policies.

         3. BellSouth Supplemental Life Insurance Plan. As of the Separation Date, Executive shall be deemed to have retired while eligible for a SERP service benefit for purposes of the BellSouth Supplemental Life Insurance Plan.

         4. BellSouth Corporation Stock Plan Grants.

         (a) Stock Options. With respect to Non-Qualified Stock Options (as such term is defined in the Stock Plan) granted to Executive pursuant to the Stock Plan that, at the Separation Date, are not exercisable, Company shall pay to Executive an amount determined by multiplying the pro rata number of options in each such grant (determined by multiplying the total number of options awarded in any grant by a fraction, the numerator of which is the number of whole or partial calendar months elapsed from the date of grant until the Separation Date and the denominator of which is the number of calendar months in the full vesting period) by the amount, if any, by which $26.86 exceeds the applicable exercise price. Such amount, less withholdings, shall be payable in a single lump sum at the same time as payment of the first installment described in
Section 2 of this Agreement.

         (b) Restricted Shares. Restricted Shares (as such term is defined in the Stock Plan) awarded to Executive pursuant to the Stock Plan, to the extent not vested on the Separation Date, shall vest on the Separation Date pro-rata (determined by multiplying the total number of Restricted Shares awarded in any grant by a fraction, the numerator of which is the number of whole or partial calendar months elapsed from the date of grant until the Separation Date and the denominator of which is the number of calendar months in the full vesting period), notwithstanding provisions to the contrary contained in the Award Agreements; provided, that Executive shall not sell or otherwise dispose of the net (after tax withholding) number of shares delivered to Executive as a result of vesting pursuant to this Section 4(b) prior to the first anniversary of the Separation Date.

         (c) Performance Shares. Performance Shares (as such term is defined in the Stock Plan) awarded to Executive pursuant to the Stock Plan shall be pro-rated (determined by multiplying the Performance Shares awarded in any grant by a fraction, the numerator of which is the number of whole or partial calendar months elapsed from the date of grant until the Separation Date and the denominator of which is the number of calendar months in the full performance period), with Executive entitled to payments, if any, with respect to such pro-rata number of Performance Shares under the terms of the Award Agreements as if his employment had not terminated.

         5. 2004 Short Term Bonus. Executive shall be entitled to an award under the BellSouth Officer Short Term Incentive Award Plan ("STIAP") for the calendar year 2004 performance period, equal to 100% of Executive's standard award under STIAP for 2004. Such amount, less withholdings, shall be payable in a single lump sum at the same time as payment of

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the first installment described in Section 2 above, and shall be subject to all other terms and conditions of STIAP.

         6. COBRA Coverage. If Executive, following his termination of employment, shall elect continuation coverage of Company health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Company shall pay to Executive an amount equal to the applicable monthly premium for Executive's COBRA coverage at commencement multiplied by eighteen (18). Such amount shall be paid, less withholdings, in a single lump sum at the same time as payment of the first installment described in Section 2 of this Agreement.

         7. Financial Counseling. Executive shall be entitled to reimbursement for financial counseling services for a period of one (1) year after the Separation Date, such reimbursement and services to be provided in such form and manner and subject to such rules and conditions as shall apply under procedures implemented by Company from time to time with respect to such financial counseling services for separating officers.

         8. Outplacement Services. Executive shall be entitled to outplacement services to be provided by Lee Hecht Harrison under its BellSouth Executive Career Transition Service, with executive suite office space, for a period of six (6) months following the Separation Date (or until the date Executive becomes employed on a substantially full-time basis, if sooner); provided that total outplacement costs to be borne by Company shall in no event exceed $2,400.00 per month.

         9. Discharge and Waiver. Executive fully releases and forever discharges Company and Affiliated Companies, and any employee, officer, director, representative, agent, successor or assign of Company and Affiliated Companies (both in their personal and official capacities), and all persons acting by, through and under or in concert with any of them, from any and all claims, demands, causes of action, remedies, obligations, costs and expenses of whatever nature, whether under the common law, state law, federal law (including but not limited to the Age Discrimination in Employment Act of 1967) or otherwise, through the date of this Agreement, including those arising from or in connection with the terms and conditions of employment with Company (and Affiliated Companies). This paragraph is not intended to and shall not affect benefits to which Executive may be entitled under any pension, savings, health, welfare, or other benefit plan in which Executive is a participant.

         10. Covenant Not to Sue. Executive covenants and agrees not to make or file any claim, demand or cause of action or seek any remedy of whatever nature, whether under the common law, state law, federal law or otherwise, arising from or in connection with the matters discharged and waived in Section 9, above. Notwithstanding the foregoing, in the event Executive files a charge or lawsuit under the Age Discrimination in Employment Act of 1967 (ADEA), and thereby challenges the validity of the release described in Section 9, such charge or lawsuit will not be considered a breach of this Section 10.

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         11. Executive Cooperation. Executive shall cooperate fully with and provide assistance to Company and Affiliated Companies and shall, upon reasonable notice, furnish such information to Company and Affiliated Companies as may reasonably be requested by Company, in connection with legal and other matters involving Company or an Affiliated Company with respect to which Executive was involved during his tenure.

         12. Return of Property. Executive agrees that he will return to Company any and all Company and Affiliated Company property in his possession or control, including, but not limited to, all personal items or equipment provided to Executive by Company or an Affiliated Company for use during his employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawings or papers, and any copies thereof, relating to the affairs of Company or an Affiliated Company, including in particular, all notes or records relating to legal affairs of Company or any Affiliated Company.

         13. Nondisparagement of BellSouth by Executive. Executive agrees not to encourage, support or solicit claims against Company or any Affiliated Company. Executive further agrees not to make any oral or written statement or take any other action that is detrimental or hostile to Company or any Affiliated Company or which disparages or criticizes Company's or any Affiliated Company's management or practices, damages Company's or any Affiliated Company's good reputation, or impairs their normal operations; provided, however, that nothing herein shall be construed to prohibit Executive from making disclosures required by law or pursuant to compulsory process issued in connection with any administrative or judicial proceeding or if such disclosure is required by a lawfully issued subpoena.

         14. Confidential Information. Executive agrees to protect Confidential Information from misuse or unauthorized disclosure. In addition to complying with all applicable laws governing trade secret and confidential information disclosure, Executive will not (i) use, except in connection with work for Company or Affiliated Companies, or threaten to use, or (ii)disclose, communicate or give others access to (orally, in writing, electronically or digitally) or threaten to disclose, communicate or give other access to any Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean information, whether generated internally or externally, whether in written, oral, digital, electronic or any other form or format, relating to Company's or Affiliated Companies' businesses that derives economic value, actual or potential, from not being generally known to other Persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and /or pricing models and operating models), techniques, drawings, processes, employee compensation data, and financial data (including marketing information and strategies and personnel data). For purposes of this Agreement, Confidential Information does not include information that is not a trade secret three (3) years after termination of Executive's employment with Company, but shall continue to include trade secrets as long as information remains a trade secret under applicable law. Executive acknowledges that any use of, reliance upon, disclosure or other misappropriation of Confidential Information inconsistent with the terms of this Agreement (including without limitation

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acceptance by Executive of a position in which the inevitability of such use, reliance, disclosure or misappropriation is reasonably anticipated) would result in material and irreparable damage and injury to Company or Affiliated Companies. Notwithstanding the foregoing, Executive agrees to maintain forever the confidentiality of all communications protected by the attorney-client and work-product privilege.

         15. Limitation on Solicitation of Company Personnel. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company and during a period of two (2) years after any termination of his employment, Executive will not, directly or indirectly, induce or solicit any employee or other personnel, director, advisor or independent contractor of Company or any Affiliated Company to sever his or its relationship with Company or the Affiliated Company, or recruit or attempt to recruit such parties to enter into a substantially similar relationship with another business; provided, however, that after termination of Executive's employment this restriction shall apply only to parties with whom Executive had material contact within two (2) years prior to the termination of his employment. However, Executive may hire or otherwise engage on behalf of himself or on behalf of any company or entity any party who terminated his or its relationship with the Company or an Affiliated Company without any inducement or attempted inducement or solicitation by Executive.

         16. Interpretation; Severability of Invalid Provisions. Executive acknowledges and agrees that the limitations described in this Agreement, including specifically the limitations upon his activities, are reasonable in scope, are necessary for the protection of Company's and Affiliated Companies' business, and form an essential part of the consideration for which this Agreement has been entered into. It is the intention of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable laws and public policies. Nonetheless, the rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge Company's or Affiliated Companies' rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company's or Affiliated Companies' rights under this Agreement. Executive agrees that the existence of any claim by Executive against Company or any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company or any Affiliated Company of any or all of such provisions or covenants.

         17. Relief. (a) The Parties acknowledge that a breach or threatened breach by Executive of any of the terms of this Agreement would result in material and irreparable damage and injury to Company or Affiliated Companies, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Company and Affiliated Companies shall be entitled to injunctive relief in the event of Executive's breach or threatened

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breach of any of the terms contained in this Agreement. In the event of any breach or threatened breach of this Agreement by Executive, if Company or any Affiliated Company should employ attorneys or incur other expenses for the enforcement of any obligation or agreement of Executive contained herein, Executive agrees that, on demand and to the extent permitted by law, Executive shall reimburse Company or the Affiliated Company for its reasonable attorneys' fees and such other reasonable expenses so incurred.

                  (b) In the event that Executive fails to comply with the terms of this Agreement, in addition to all other rights and remedies available to Company and Affiliated Companies under this Agreement or at law or in equity, all amounts otherwise payable by Company or an Affiliated Company to (or on behalf of) Executive pursuant to the terms of this Agreement in excess of $100 for periods subsequent to the date of such failure shall be forfeited and Company and Affiliated Companies shall cease to be under any further obligation to Executive with respect to the compensation and benefits described in this Agreement, and Executive shall refund to Company promptly any and all amounts previously paid to or on behalf of Executive pursuant to the terms of this Agreement in excess of $100 for periods subsequent to the occurrence of such failure.

         18. Arbitration. Except for the right to seek temporary restraint or interim injunctive relief from a court of competent jurisdiction as provided in
Section 17, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of any provision hereof (collectively, a "Claim") shall be settled by arbitration pursuant to the National Rules for the Resolution of Commercial Disputes of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the Parties. If the Parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the Parties. Any such arbitration shall be conducted in Atlanta, Georgia.

         The Parties indicate their acceptance of the foregoing arbitration requirement by initialing below:
                  /s/ RDS                            /s/ CRM
                  ----------------------             ------------------------
                  Company                            Executive

         19. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of Company and Affiliated Companies, and their successors, assignees, and designees, and Executive and Executive's heirs, executors, administrators, personal representatives and assigns.

         20. Entire Agreement; Previous Agreement. This Agreement and all exhibits to this Agreement (which are incorporated into the Agreement by reference) contain the entire

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agreement between the Parties and no statements, promises or inducements made by either Party, or agent of either Party, which are not contained in this Agreement shall be valid or binding; provided, however, that the matters dealt with herein supersede the terms of Company benefit plans and agreements between the Parties entered into pursuant to such plans only to the extent the provisions of such plans and related agreements are inconsistent with this Agreement and other provisions of such plans and related agreements not inconsistent with this Agreement are not affected. This Agreement may not be enlarged, modified or altered except in writing signed by the Parties.

         21. Nonwaiver. The failure of Company or any Affiliated Companies to insist upon strict performance of the terms of this Agreement, or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future of such term or option, but rather the same shall continue in full force and effect.

         22. Notices. All notices, requests, demands and other communications required or permitted by this Agreement or by any statute relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class, certified mail, postage prepaid, addressed to Company or Executive at the address reflected on Exhibit "A" attached hereto and incorporated by herein by this reference.

         23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         24. Governing Law; Consultation with Counsel. This Agreement shall be construed under and governed by the laws of the State of Georgia. Executive has been advised to consult with an attorney, acknowledges having had ample opportunity to do so and fully understands the binding effect of this Agreement. In this regard, Executive acknowledges that a copy of this Agreement was provided to Executive for review and consideration for up to twenty-two (22) days. Further, Executive understands that this Agreement may be revoked by Executive within seven (7) days from the date of execution of this Agreement. Executive further acknowledges that he is a sophisticated businessperson and that given his opportunity to review, negotiate and reject this Agreement, has bargaining power equal to that of Company. Therefore, the provisions of this Agreement shall not be construed against Company.

         25. Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

         (a) "Affiliated Companies" shall mean those subsidiaries and affiliates of Company listed on Exhibit "B" attached hereto and incorporated herein by this reference and any direct successors to those companies through acquisition or merger or by way of name change.

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         (b) "Award Agreements" shall mean the agreements and documents pursuant to which grants of Restricted Shares and Performance Shares, as the case may be, have been made to Executive under the Stock Plan.

         (c) "Confidential Information" shall have the meaning ascribed to such term in Section 14 of this Agreement.

         (d) "Separation Date" shall have the meaning ascribed to such term in
Section 1 of this Agreement.

         (e) "Person" shall mean any individual, corporation, limited liability entity, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental or other legal or business entity.

         (f) "SERP" shall mean the BellSouth Corporation Supplemental Executive Retirement Plan, as amended from time to time.

         (g) "Stock Plan" shall mean the Amended and Restated BellSouth Corporation Stock Plan, effective April 24, 1995, as amended.


         IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized representative, and Executive has executed this Agreement, as of the date written above.


EXECUTIVE:                              BELLSOUTH CORPORATION



/s/ Charles R. Morgan                   By: /s/ R. D. Sibbernsen
Charles R. Morgan                       Title:  Vice President - Human Resources



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                                    EXHIBIT A

                                     NOTICES


To Company:                Richard D. Sibbernsen
                           Vice President - Human Resources
                           BellSouth Corporation
                           Suite 2003
                           1155 Peachtree Street, N.E.
                           Atlanta, Georgia  30309-3610


To Executive:              Charles R. Morgan
                           c/o Edward B. Krugman, Esq.
                           Bondurant, Mixson & Elmore, LLP
                           1201 West Peachtree Street
                           Suite 3900
                           Atlanta, Georgia  30309

                           (or at such other address as Executive provides to Company from time to time)